Exhibit 99.2

FAQ's – RentWayField and Service Centers Only

August 30, 2006

Q: How long will RentWay's benefits (medical, dental, etc) continue? Will there be a break in coverage?

A: Employees that continue working for Rent-A-Center after the close will not see a break in coverage. The specific plan you will be covered by depends on the integration process, time of actual close, etc. If your employment terminates, and you are currently enrolled in RentWay medical and dental benefits, that benefit coverage will continue through the end of the month following the month in which you separate employment.

Q: What will happen to the RentWay stock that I own, or have options to buy? What about the RentWay stock in my 401(k)?

A: On or shortly after the close, all RentWay stock will be converted to cash. RentWay stock will then cease to exist. You should contact your broker about the specifics of your holdings. Any RentWay employee that has stock options to which they are entitled and that are less than the purchase price offered by Rent-A-Center will become immediately vested at the closing date. The price difference between the option price and the purchase price offered by Rent-A-Center will be made available to the option holder. We will communicate the date of such transaction to each employee involved. We will also advise you about what will occur with any RentWay stock held in the RentWay 401(k) Plan as soon as the details become known.

Q: Concerning RentWay's 401(k) Plan, will I need to repay my loan now, or when the merger is completed? Will the RentWay 401(k) transfer to Rent-A-Center's 401 (k)?

A: Loan repayments will continue through payroll deduction as long as you remain an active employee. If there is a loan balance outstanding when you separate employment, you may elect to repay the balance to your account in a single lump sum payment. If you do not repay the loan at the time of your separation, the balance remaining will be considered a distribution from the plan and you must report this amount as taxable income on your personal tax return. If Rent-A-Center merges the RentWay 401(k) Plan with the Rent-A-Center 401 (k) plan, presumably there would be a "blackout period" similar to when we converted the plan trustee from Putnam to Merrill Lynch. During a "blackout period" you temporarily will be unable to conduct transactions in the plan. Again, we will provide further details about loan repayments, etc as the merger between the two companies closes.

Q: What about the employee purchase program?

A: Employee purchases through the payroll deduction process have ceased for the time being. This was done to help ease the transition and to eliminate any additional problems that could arise during the integration of the payroll systems. However, employees can still purchase merchandise with cash, check or credit card. Also, Rent-A-Center does have an employee purchase program that will be made available to you after this transaction closes.

Q: Will current RentWay store and service center employees be required to take tests and/or submit to background checks and drug tests? Will current RentWay store managers be require to take a test before being offered a store manager position with Rent-A-Center?

A: The plan is not to re-test any RentWay employee that has successfully completed the background, drug and pre-employment test (CBS). Employees who are not store managers at the time the transaction is closed will be required to go through the Rent-A-Center assessment and selection process before being promoted.

Q: How frequently does Rent-A-Center pay employees? How long will we continue on RentWay's payroll?

A: Rent-A-Center pays employees on a weekly basis. It is unknown at this time how long RentWay's payroll will continue. This depends on many factors relating to the closing date.

Q: What about 2007 vacation?

A: Rent-A-Center will recognize RentWay service for purposes of benefit eligibility and vesting. RentWay's vacation plan is on a calendar year basis and Rent-A-Center's is on an anniversary date basis. More work is required to determine the best way to integrate the two plans, so we do not have a definitive answer on this yet.

Q: Do you have any time frame as to when the merger will occur?

A: We still do not know a specific date, but we continue to anticipate the transaction to close sometime in the fourth quarter of calendar 2006.

Q: How will the company keep us informed? How can we get answers to our questions?

A: Continue to ask your DVP or Director of Service any questions you have. Also, you can submit any questions regarding the merger to "Submit Merger Questions" under "What's Hot" on the eOffice Home Page. We will provide as complete of an answer as possible on a timely basis. Please note, however, that we might not have answers to all of your questions at this time.

Note: You can also continue to reference the Human Resources page of eOffice for additional details on benefits, the Employee Assistance Program (EAP), etc.

IMPORTANT INFORMATION

In connection with the proposed merger, Rent-Way has filed a preliminary proxy statement and intends to file a final proxy statement and related materials concerning the transaction with the U.S. Securities and Exchange Commission, or SEC. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE. When available, Rent-Way will mail the final proxy statement and related materials to its shareholders. When filed with the SEC, the final proxy statement and related materials will be available for free (along with any other document and reports filed by Rent Way with the SEC) at the SEC's website, http://www.sec.gov, and at the Rent-Way's website, http://www.rentway.com.

Participant Information

Rent-Way and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Rent-Way shareholders in connection with the proposed merger. Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Rent-Way's 2006 annual meeting of shareholders filed with the SEC on January 31, 2006, and a Form lO-K filed by RentWay with the SEC on December 29,2005, both of which are available free of charge from the SEC and Rent-Way at their web sites as indicated above. Information regarding the interests of these persons in the solicitation will be more specifically set forth in the final proxy statement concerning the proposed merger that will be filed by Rent-Way with the SEC and which will be available free of charge from the SEC and from RentWay at their websites, as indicated above.

In addition, Rent-A-Center and its officers and directors may be deemed to have participated in the solicitation of proxies from Rent-Way's shareholders in favor of the approval of the acquisition. Information concerning Rent-A-Center's directors and executive officers is set forth in Rent-A-Center's proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 31, 2006, and annual report on Form 10-K filed with the SEC on March 10, 2006. These documents are available free of charge at the SEC's website at www.sec.gov or by going to Rent-A-Center's Investors

Relations website at www.rentacenter.com.